Exhibit 99.8(d)

AMENDMENT TO
PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of May 1, 2000, by and among AIM Variable Insurance Funds, A I M Distributors, Inc.; SAFECO Life Insurance Company, and SAFECO Securities, Inc., is hereby amended as follows:

Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.3                               Applicable Price

(a)                                  Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, “Contract transactions”) and that LIFE COMPANY receives prior to the close of regular trading on the New York Stock Exchange (or such other time set by the Board for purposes of determining the current net asset value of a Fund in accordance with Rule 22c-1 under the 1940 Act) on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the orders. For purposes of this Section 2.3(a), LIFE COMPANY shall be the designated agent of AVIF for receipt of orders relating to Contract transactions, in accordance with Section 22(c) and Rule 22c-1 under the 1940 Act, on each Business Day and receipt by such designated agent shall constitute receipt by AVIF; provided that AVIF receives notice of such orders by 9:00 a.m. Central Time on the next following Business Day or such later time as computed in accordance with Section 2.1(b) hereof. In connection with this Section 2.3(a), LIFE COMPANY represents and warrants that it will not submit any order for Shares or engage in any practice, nor will it allow or suffer any person acting on its behalf to submit any order for Shares or engage in any practice, that would violate or cause a violation of applicable law or regulation including, without limitation Section 22 of the 1940 Act and the rules thereunder.

(b)                                 All other Share purchases and redemptions by LIFE COMPANY will be effected at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the order therefor, and such orders will be irrevocable.

(c)                                  Without limiting the scope or effect of Section 1.1 hereof, pursuant to which the Board may reject a Share purchase order by or on behalf of LIFE COMPANY under the circumstances described therein, LIFE COMPANY and UNDERWRITER agree to cooperate with the Fund and AIM to prevent any person exercising, or purporting to exercise, rights or privileges under one or more Contracts (including, but not limited to Contract owners, annuitants, insureds or participants, as the case may be (collectively, “Participants”)) from engaging in any trading practices in any Fund that the Board or AIM determines, in good faith and in their sole discretion, to be detrimental or potentially detrimental to the other shareholders of the Fund, or to be in contravention of any applicable law or regulation including, without limitation, Section 22 of the 1940 Act and the rules thereunder. Such cooperation may include, but shall not be limited to, identifying the person or persons engaging in such trading practices, facilitating the imposition of any applicable redemption fee on such person or persons, limiting the telephonic or electronic trading privileges of such person or persons, and taking such other remedial steps, all to the extent permitted or required by applicable law.

Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.3                               Funds To Remain Available

Notwithstanding any termination of this Agreement by LIFE COMPANY, AVIF will, at the option of LIFE COMPANY, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), unless AIM or the Board determines that doing so would not serve the best interests of the shareholders of the affected Funds or would be inconsistent with applicable law or regulation. specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 6.3 will not apply to any (i) terminations under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement or (ii) any rejected purchase and/or redemption order as described in Section 2.3(c) hereof.

Section 22 is hereby added to the Agreement:

Section 22. Force Majeure

Each Party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the Party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.

Schedule A – Funds Available Under the Contracts, of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

AIM V.I. Aggressive Growth Fund
AIM V.I. Balanced Fund
AIM V.I. Basic Value Fund
AIM V.I. Blue Chip Fund
AIM V.I. Capital Appreciation Fund
AIM V.I. Capital Development Fund
AIM V.I. Core Equity Fund
AIM V.I. Dent Demographic Trends Fund
AIM V.I. Government Securities Fund
AIM V.I. Growth Fund
AIM V.I. High Yield Fund
AIM V.I. International Growth Fund
AIM V.I. Large Cap Growth Fund
AIM V.I. Mid Cap Core Equity Fund
AIM V.I. Money Market Fund
AIM V.I. Premier Equity Fund
AIM V.I. Real Estate Fund
AIM V.I. Small Cap Equity Fund
INVESCO VIF – Core Equity Fund
INVESCO VIF – Dynamics Fund
INVESCO VIF – Financial Services Fund
INVESCO VIF – Health Sciences Fund
INVESCO VIF – Leisure Fund
INVESCO VIF – Small Company Growth Fund
INVESCO VIF – Technology Fund
INVESCO VIF – Total Return Fund
INVESCO VIF – Utilities Fund

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: April 30, 2004

AIM VARIABLE INSURANCE FUNDS

Attest:	/s/ Jim Coppedge	By:	/s/ [ILLEGIBLE]

Name:	Jim Coppedge	Name:

Title:	Asst. Secretary	Title:

A I M DISTRIBUTORS, INC.

Attest:	/s/ Jim Coppedge	By:	/s/ Gene L. Needles

Name:	Jim Coppedge	Name:	Gene L. Needles

Title:	Asst. Secretary	Title:	President

SAFECO LIFE INSURANCE COMPANY

Attest:	/s/ Kathryn Hendrickson	By:	/s/ Scott L. Bartholomaus

Name:	Kathryn Hendrickson	Name:	Scott L. Bartholomaus

Title:	Paralegal	Title:	Vice President

SAFECO SECURITIES, INC.

Attest:	/s/ Kathryn Hendrickson	By:	/s/ Scott L. Bartholomaus

Name:	Kathryn Hendrickson	Name:	Scott L. Bartholomaus

Title:	Paralegal	Title:	Vice President

AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated May 1, 2000, as amended May 1, 2003 and April 30, 2004  by and among AIM Variable Insurance Funds, (“AVIF”) a Delaware Trust, A I M Distributors, Inc. (“AIM), a Delaware Corporation, SAFECO Life Insurance Company (“Life Company”), a Washington life insurance company and SAFECO Securities, Inc.(“Underwriter”), is hereby amended as follows:

WHEREAS, effective September 1, 2004, the Life Company and Underwriter changed their names from Safeco Life Insurance Company and Safeco Securities, Inc. to Symetra Life Insurance Company and Symetra Securities, Inc. respectively;

WHEREAS, effective July 15, 2005, Life Company and Underwriter will have a new address;

WHEREAS, the Life Company desires to gather performance and fund data using a third party;

WHEREAS, the Life Company, Underwriter, AVIF and AIM wish to supplement the Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.             All references to Life Company and Underwriter shall mean Symetra Life Insurance Company and Symetra Securities, Inc. respectively.

2.             Effective July 15, 2005, All Notices made pursuant to Section 9. Notices shall be made to the following addresses:

Symetra Life Insurance Company

777 108th Ave NE

Bellevue, WA 98004

Symetra Securities, Inc.

601 108th Ave NE

Bellevue, WA 98004

3.             Performance and Fund Data.  The Life Company may utilize Morningstar, Inc., or other comparable third party investment company analyst, to gather quarterly performance and fund data used in sales literature or other promotional material rather than obtaining such information from AVIF and AIM.  Life Company will not obtain the approval of AVIF and AIM to verify the performance and fund data prior to its use.  Fund names and additional disclosure will still be provided to AVIF and AIM for review.  If Life Company desires to change the third party providing this service, Life Company will receive written authorization from AVIF and AIM before making such change.

4.             Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.             Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

1

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective:	July 15, 2005

AIM VARIABLE INSURANCE FUNDS

Attest:	/s/ Jim A. Coppedge	By:	/s/ Robert H. Graham
Name:	Jim A. Coppedge	Name:	Robert H. Graham
Title:	Assistant Secretary	Title:	President

A I M DISTRIBUTORS, INC.

Attest:	/s/ P. Michelle Grace	By:	/s/ Gene L. Needles
Name:	P. Michelle Grace	Name:	Gene L. Needles
Title:	Assistant Secretary	Title:	President

SYMETRA LIFE INSURANCE COMPANY

Attest:	/s/ Kathryn Hendrickson	By:	/s/ Scott L. Bartholomaus

Name:	Kathryn Hendrickson	Name:	Scott L. Bartholomaus

Title:	Paralegal	Title:	Vice President

SYMETRA SECURITIES, INC.

Attest:	/s/ Kathryn Hendrickson	By:	/s/ Scott L. Bartholomaus

Name:	Kathryn Hendrickson	Name:	Scott L. Bartholomaus

Title:	Paralegal	Title:	Vice President

2